EXHIBIT 10.17

January 9, 2026

Joel S. Marcus
Address on file with the Company

Dear Joel:

This letter confirms the modification of your Amended and Restated Executive Employment Agreement, effective as of January 1, 2015, as amended by letter agreements between Alexandria Real Estate Equities, Inc. (the “Corporation”) and you dated July 3, 2017, March 20, 2018, January 15, 2019, June 8, 2020, August 30, 2023, January 5, 2024, and December 6, 2024 (as so amended, your “Employment Agreement”).

Long-Term Incentive Grants

As you know, pursuant to Section 3.4(h)(i) of your Employment Agreement, you are currently eligible to receive an annual long-term incentive compensation award in the form of restricted shares of the common stock (“Common Stock”) of the Corporation (an “LTI Grant”) with respect to each fiscal year of the Corporation that ends during the period in which you serve as Executive Chairman of the Corporation under your Employment Agreement. In addition, your Employment Agreement further provides that the annual LTI Grant target value shall be $3,600,000, with the value equally distributed between time-based and performance-based vesting components, with the performance-vesting component subject to a maximum value of 150% of its $1,800,000 target value, such that the combined maximum value for both the time-based and performance-based components is $4,500,000.

You have requested, for the benefit of the Corporation, that Section 3.4(h)(i) of your Employment Agreement be amended to provide that, in respect of the LTI Grant for the 2025 fiscal year of the Corporation, which is being made as of the date hereof (the “2025 Grant”), 100% of the shares of Common Stock subject to such 2025 Grant shall be subject to performance based-vesting, with a maximum value of 150% of the $3,600,000 target value, and no shares of Common Stock subject to such 2025 Grant shall be subject to time-based vesting.

The Corporation is in agreement with such request, and accordingly this letter amends Section 3.4(h)(i) of your Employment Agreement to provide that 100% of the shares of Common Stock subject to the 2025 Grant shall vest based on certain corporate performance criteria (as determined reasonably and in good faith by the Compensation Committee of the Corporation’s Board of Directors in consultation with you), and no shares of Common Stock subject to the 2025 Grant shall be subject to time-based vesting (the “Amendment”). For the avoidance of doubt, as a result of the Amendment, the target value of the 2025 Grant will remain $3,600,000, but the maximum value will now be $5,400,000, or 150% of the performance-based target value.

The Amendment will be effective with respect to the 2025 Grant only and will not apply to any other LTI Grants for subsequent fiscal years or any other annual long-term incentive compensation awards granted to you.

Miscellaneous

This letter amends your Employment Agreement, which continues in all other respects in accordance with its terms. Together with your Employment Agreement, and the agreements and plans referred to therein, this letter represents the entire understanding between the Corporation and you with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

* * *

If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt.

Sincerely,

Alexandria Real Estate Equities, Inc.

By: /s/ Marc E. Binda
Name: Marc E. Binda
Title: Chief Financial Officer and Treasurer

Accepted and Agreed as of the date hereof:

/s/ Joel S. Marcus
Joel S. Marcus